The Prudential Series Fund
For the fiscal period ended 12/31/05
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

 Name of Fund:  The Prudential Series Fund, Inc. -  SP Goldman
Sachs Small Cap Value Portfolio

1.   Name of Issuer:  ITC Holdings Corp.


2.   Date of Purchase:  July 25, 2005


3.   Number of Securities Purchased:  16, 207


4.   Dollar Amount of Purchase:  $372,761.00


5.   Price Per Unit:  $23.00


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  Lehman Brothers Inc.


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Credit Suisse First Boston
Morgan Stanley
Goldman, Sachs & Co.
UBS Investment Bank




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